The following were the registrant's subsidiaries as of December 31, 1998, other than subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary at such date:


Name of Subsidiary                                               Jurisdiction
                                                                      of
                                                                Incorporation


BHC Communications, Inc.                                           Delaware

         Chris-Craft Television, Inc.                              Delaware

                  BHC Network Partner, Inc.                        Delaware

                  BHC Network Partner II, Inc.                     Delaware

                  BHC Network Partner III, Inc.                    Delaware

                  KCOP Television, Inc.                            California

                  Oregon Television, Inc.                          Oregon

         Pinelands, Inc.                                           Delaware

         United Television, Inc.                                   Delaware

                  UTV of San Francisco, Inc.                       California

                  UTV of San Antonio, Inc.                         Texas

                  UTV of Baltimore, Inc.                           Delaware

                  United Television Sales, Inc.                    Delaware

Chris-Craft Industrial Products, Inc.                              Delaware